Exhibit 99.1
KRISTINA SCHAKE TO DEPART AS CHIEF COMMUNICATIONS OFFICER OF THE WALT DISNEY COMPANY

BURBANK, Calif., February 24, 2026 — The Walt Disney Company (NYSE: DIS) today announced that Kristina Schake, Senior Executive Vice President and Chief Communications Officer, will depart the company after March 18, 2026, coinciding with the end of Bob Iger’s tenure as Chief Executive Officer. Schake, who joined Disney in 2022, has served as a member of the company’s senior management team and advisor to the CEO and Board of Directors, helping to advance Disney’s business and strategic objectives, strengthen its long-term positioning, and navigate a period of significant change for the company and the broader industry.

“Kristina is an accomplished and respected communications leader, and Disney has been fortunate to have her expertise and insight during a dynamic period that has demanded strategic clarity and judgment,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “Kristina is a skilled strategist, a trusted advisor, and an admired leader whose positive impact on Disney will be lasting. She strengthened how the company aligns communications with business and strategic priorities, ensuring critical stakeholder audiences are engaged with discipline and purpose. I am grateful for her partnership and friendship, her counsel, and her innumerable contributions.”

“I am so thankful to have had the opportunity to serve The Walt Disney Company during such a pivotal chapter in its history,” said Kristina Schake. “The company I joined in 2022 was in a vastly different place from where it is today, both reputationally and from a business perspective, and I am proud of the work our worldwide communications team has done to support Bob as he has put Disney on a steady course for growth for the next generation of leaders. With that mission now successfully completed, I’m looking forward to my next challenge. Working alongside Bob, his management team, and so many exceptional communications professionals has been a privilege I will carry with me forever, and I leave with tremendous respect for this institution and great confidence in Disney’s future under Josh D’Amaro and Dana Walden.”

Schake’s counsel and communications leadership have been integral to maintaining clarity, consistency, and confidence among employees, partners, investors, consumers, and other key stakeholders during a period of sustained complexity for the business and the industry. During her four years at the company she has shaped the communications strategies for the company’s most consequential moments, including Iger’s return as CEO in November 2022; Disney’s decisive defeat of two proxy challenges; the achievement of profitability in streaming and the integration of Hulu into Disney+; the announcement of a new theme park resort in Abu Dhabi; the launch of ESPN’s direct-to-consumer offering; and the selection of Josh D’Amaro as Disney’s next Chief Executive Officer and Dana Walden as President and Chief Creative Officer.

Prior to joining Disney in 2022, Schake was appointed by President Joe Biden to lead the nationwide COVID-19 vaccine campaign, managing the federal government’s national public education initiative. Previously, she was Global Communications Director for Instagram. Schake has held key senior roles in government and politics, including Communications Director for First Lady Michelle Obama and Deputy Communications Director for Secretary Hillary Clinton’s 2016 presidential campaign. Additionally, Schake co-founded the American Foundation for Equal Rights, which led the successful bipartisan public awareness campaign and legal challenge to restore marriage equality in California.

The company will announce Schake’s successor at a later date.
Contacts:
David Jefferson
Corporate Communications
david.j.jefferson@disney.com
(818) 560-4832

Mike Long
Corporate Communications
mike.p.long@disney.com
(818) 560-4588